Exhibit 99.4

INTRICON CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

As used in these unaudited pro forma combined condensed financial statements, references to “we”, “us”, “our” or “IntriCon” refer to IntriCon Corporation, together with its consolidated subsidiaries.

On May 22, 2007, we completed the acquisition of substantially all of the assets of Tibbetts Industries, Inc. (“Tibbetts”), other than real estate,for cash of $4,500,000, subject to a closing adjustment, and the assumption of certain liabilities (total purchase price of $5,536,000 including acquisition costs of $195,000). We have accounted for the acquisition utilizing the generally accepted accounting principles of Statement of Financial Accounting Standards Nos. 141, “Business Combinations”, and 142, “Goodwill and Other Intangible Assets”. Under the purchase method of accounting, the assets and liabilities of Tibbetts were recorded as of the acquisition date, at their respective fair values. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.

The unaudited pro forma combined condensed financial statements combines historical financial information of IntriCon and the financial statements of Tibbets as further described below. The unaudited pro forma financial information gives effect to the acquisition of Tibbetts and the related financing activities. The unaudited pro forma combined condensed statements of operations for the twelve months ended December 31, 2006 and the three months ended March 31, 2007 included in this report have been prepared as if the acquisition had been consummated as of January 1, 2006. The unaudited pro forma combined condensed balance sheets as of March 31, 2007 have been prepared by management as if the Tibbetts acquisition occurred on such date, given the same transaction parameters and credit facility level of $4,500,000.

The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operation that actually would have been realized had IntriCon and Tibbetts been a combined company during the specified periods. You should not rely on the unaudited pro forma condensed combined financial statements as being indicative of historical results that would have been achieved had the companies actually been combined during the periods presented for the future results that the combined companies will experience.

The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with:

•

Our historical financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	The historical financial statements and related notes of Tibbetts Industries, Inc. for the years ended September 30, 2006 and October 1, 2005, filed as Exhibit 99.3 to the Form 8-K/A.

•	The unaudited historical financial statements of Tibbets Industries, Inc. as of March 31, 2007 and for the six months ended March 31, 2007, filed as Exhibit 99.2 to the Form 8-K/A.

The unaudited pro forma adjustments are based on management’s preliminary estimates of the value of tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The aggregate Tibbetts purchase price was allocated to the assets acquired and liabilities assumed based on their preliminarily estimated fair values at the date of acquisition. The preliminary estimate of the excess of purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. We are in the process of gathering information to finalize our valuation of certain assets, primarily the valuation of acquired intangible assets. The purchase price allocation will be finalized once we have all the necessary information to complete its estimate, but no later than one year from the acquisition date. The following table summarizes the preliminary estimate of fair value of the identifiable tangible and intangible assets and goodwill, net of liabilities assumed, that were acquired as part of the Tibbetts acquisition (in thousands):

Cash	$130
Other current assets	2,076
Intangible assets subject to amortization	265
Goodwill	2,015
Other long-term assets (primarily fixed assets)	1,050

Total assets	$5,536

Current liabilities (including acquisition costs of $195)	(1,036)
Long-term notes payable	(4,500)

Total liabilities	$(5,536)

The tangible assets, net of liabilities assumed of Tibbetts at the time of acquisition were recorded at their respective fair values, in accordance with purchase accounting requirements. These are initially estimated to be approximately $2.4 million. For purposes of the preliminary allocation, we have estimated the fair value of Tibbetts’ machinery and equipment based on an external appraisal, resulting in an adjustment to increase the historical carrying value of the assets by approximately $0.3 million. The fair value of the acquired property and equipment will be depreciated over estimated useful lives of three to seven years, depending on the asset. We have also estimated the fair value of Tibbetts’ inventories, based on estimated net realizable value less costs to complete and a normal distribution margin, resulting in an adjustment to increase the historical carrying cost of inventories by less than $0.1 million. This non-recurring inventory increase adjustment has been excluded from the unaudited pro forma combined condensed statements of operations for all periods presented.

The goodwill recorded as a result of the Tibbetts acquisition is deductible for income tax purposes. The goodwill recognized represents operating and market synergies that are expected to be realized as a result of the acquisition and future opportunities.

The following unaudited pro forma combined condensed financial statements are accounted for in accordance with Statement of Financial Accounting

Standard No. 141, “Business Combinations.” The pro forma adjustments are based on preliminary estimates and available information. Final purchase accounting adjustments may differ from the pro forma amounts. The pro forma combined condensed statements of operations for the year-ended December 31, 2006, includes: (1) IntriCon’s year ended December 31, 2006, and (2) Tibbetts’ year-ended September 30, 2006. The pro forma combined condensed statements of operations for the three months ended March 31, 2007, includes: (1) IntriCon’s three months ended March 31, 2007, and (2) Tibbetts’ three months ended December 30, 2006.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF
INTRICON CORPORATION AND TIBBETTS INDUSTRIES, INC.
YEAR ENDED DECEMBER 31, 2006
(IN THOUSANDS EXCEPT PER SHARE DATA)

			Pro forma

	IntriCon Corp	Tibbetts	Acquisition Adjustments (See Notes)		Combined

Net sales	$51,726	$7,214	$—		$58,940
Cost of sales	39,304	5,217	—		44,521

Gross profit	12,422	1,997	—		14,419

Selling, general & administrative	10,455	1,546	60	(1)	12,061

Operating income (loss)	1,967	451	(60)		2,358

Interest expense	499	79	246	(2)	824
Other (income) expense	53	45	—		98

Income (loss) from continuing operations before taxes	1,415	327	(306)		1,436

Income tax expense	174	47	—		221

Income (loss) from continuing operations	$1,241	$280	$(306)		$1,215

Earnings per share from continuing operations:
Basic	$0.24				$0.24
Diluted	$0.23				$0.23

Weighted average number of shares outstanding:
Basic	5,159				5,159
Diluted	5,320				5,320

See Notes to unaudited combined condensed pro forma financial statements

	Three Months Ended March 31, 2007

			Pro forma

	IntriCon Corp	Tibbetts	Acquisition Adjustments (See Notes)		Combined

Net sales	$14,579	$1,775	$—		$16,354
Cost of sales	11,368	1,411	—		12,779

Gross profit	3,211	364	—		3,575

Selling, general & administrative	2,996	351	15	(1)	3,362

Operating income (loss)	215	13	(15)		213

Interest expense	153	30	54	(2)	237

Other (income) expense	7	(6)	—		1

Income (loss) from continuing operations before taxes	55	(11)	(69)		(25)

Income tax expense	28	7	—		35

Income (loss) from continuing operations	$28	$(18)	$(69)		$(60)

Earnings (loss) per share from continuing operations:
Basic	$0.01				$(0.01)
Diluted	$0.01				$(0.01)

Weighted average number of shares outstanding:
Basic	5,197				5,197
Diluted	5,359				5,359

See Notes to unaudited combined condensed pro forma financial statements

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS OF
INTRICON CORPORATION AND TIBBETTS INDUSTRIES, INC.
AS OF MARCH 31, 2007
(IN THOUSANDS)

			Pro forma

	IntriCon Corp	Tibbetts	Acquisition Adjustments (See Notes)		Combined

ASSETS
Current assets	$18,842	$2,152	$14	(3)	$21,008
Property, plant and equipment	7,092	1,377	(309)	(1,3)	8,160
Other assets	2,740	373	(302)	(3)	2,811
Goodwill	5,927	—	1,917	(3)	7,844

	$34,601	$3,902	$1,320		$39,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$9,539	$722			$10,261
Non-current liabilities	9,340	149	(149)	(3)	9,340
Long-term notes payable		1,471	3,029	(2,3)	4,500

	18,879	2,342	2,880		24,101
Shareholders’ equity
Common stock:
IntriCon Corp.	5,710				5,710
Tibbetts Industries		199	(199)	(3)	—
Additional paid in capital	12,418	607	(607)	(3)	12,418
Retained earnings	(962)	806	(806)	(3)	(962)
Other equity	(1,444)	(52)	52	(3)	(1,444)

	15,722	1,560	(1,560)		15,722

	$34,601	$3,902	$1,320		$39,823

See Notes to unaudited combined condensed pro forma financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed financial statements:

1.

Reflects an increase in depreciation expense of approximately $60,000 for the year ended December 31, 2006 and $15,000 for the three months ended March 31, 2007, resulting from the $322,000 step-up adjustments to Tibbetts’ machinery and equipment to fair value that will continue to be held and used.

2.

Reflects and increase in interest expense of approximately $246,000 for the year ended December 31, 2006 and $46,000 for the three months ended March 31, 2007, resulting from the interest charges on $4,500,000 of term notes payable used to fund the acquisition, offset by a reduction of interest expense related to the notes payable not assumed from Tibbetts.

3.

Reflects the purchase of substantially all of the assets of Tibbetts, other than real estate of $631,000, and assumption of substantially all of the liabilities of Tibbetts, other than bank debt, as of March 31, 2007. We have assumed the same parameters of the transaction, including but not limited to: $5,536,000 purchase price, $322,000 step-up of fixed assets to fair value, 57,000 of tax and other adjustments and transaction costs of $195,000. The excess of the purchase price over the fair value of the net assets and liabilities acquired and other transaction costs has been classified as goodwill. Although we have performed this calculation as a date differing from the actual purchase date, goodwill and other amounts are expected to approximate actual results.